U.S. ENERGY SYSTEMS, INC.

                           DEVELOPMENT INCENTIVE PLAN


1. Plan Objectives

The following documents an incentive plan to recognize and reward employees who make positive contributions to U.S. Energy Systems growth and profitability goals through Development.

This plan is designed to provide an incentive for employees to increase sales, revenues and Income by developing new projects. This Incentive plan is independent from and additive to other U.S. Energy Systems compensation plans for which employees may be eligible except that employees cannot benefit twice from the same accomplishment.

2. Eligible Employees

This plan is primarily structured to motivate and reward those employees involved in the Development activities. However, all U.S. Energy Systems employees are eligible to participate, as there may be occasions when engineering, legal, tax or other corporate and/or other operating unit employees play a role in closing a deal.

Receipt of awards under the Plan shall be limited to individuals employed by the Company on the date of awards.

3. Plan Awards

Individual employees or a team of employees who are responsible for obtaining contracts for now projects through Development will be eligible to receive a cash award for their accomplishments.

The bonus award for a project will be calculated based on the anticipated Net Present Value of the after tax cash flow with consideration for the following items:

1.       Security and risk of the contract.
2. Other intangible attributes and benefits gained as a result of the contract.

4.       Plan Administration

The plan will be administered by the CEO and the President. They will be responsible for the final decisions regarding any awards.


5.       Awards Procedures

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  The Lead Developer of the project will make nomination for awards under this plan.

2. All new contracts must meet U.S. Energy Systems minimum financial hurdle rates and should include the following items to qualify for an award:

         - profits covered in fixed revenues and with variable revenues based on variable costs;
         - escalation indexes and percentage factors in relation with corresponding costs;
         -        reasonable residual value (0 - 4 x final years cash flow)

         Any deviation from the above will require a commensurate adjustment to the bonus award.

3. The recommendations from the lead developer will be sent to the President and will include:

        - A copy of the contract with the customer and a description of the customer and the expected in-service date.

        - The project financial proforma that reflects all clauses in thE contract.

        - Identification of other tangible benefits including financial impacts.

       - Identification of the employee/employees recommended for the award and the proposed bonus percentage for each employee.


6.  Awards Determination

The total dollar value of the award will be 4% of the NPV of the after tax Free Cash Flow, discounted at the risk-adjusted WACC (typically 7.5% - 9.5%) for the project, as approved by the Board, and based on the final proforma incorporating all aspects of the contract. The WACC will be determined for each project, using CAPM and Miller-Modigliani, and approved by the Board.

The award will be distributed to one or more employees who were responsible for the contract or contributed to the success. The lead person will receive a significant portion of the award, typically 30% - 60%.


7.  Awards Distribution Timing

All nominations for awards will be acted upon within 30 days following submittal to the CEO and the President.

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The awards approved under this program will be distributed as follow:

         Step 1:  60% at signed contract

         Step 2: 30% at commercial operation of the new investment (after plant acceptance) and after true up of the NPV that was used for the initial bonus, by taking into account the actual operating cost and other potential changes in the project. The second award will be the difference between the revised bonus and the step 1 distributed bonus.

         Step 3: 10% after one year of operation (existing and new equipment) and true up of the NPV that was used for the second bonus, by taking into account the actual operating cost and other potential changes in the project. The third award will be the difference between the new revised bonus and step 1 plus step 2 distributed bonus.

For projects with multiple customers and/or potential sales growth, the three NPV calculations above will be done, for each step, with the sales corresponding to the signed contracts at that time, and no with the sales as expected in the initial financial analysis.

Awards under the program will vest over a 5-year period.


8.  Other Plan Features

For those who are working only part-time on development (engineering, legal, tax or other corporate and/or other operating unit employees), the Corporate Bonus program will be reduced proportionally by the time spent on development.

The Company reserves the right to terminate or amend the plan to any extent and in any manner at any time at the Company's sole discretion.

Eligibility or participation in the Plan does not imply nor constitute any type of an employment agreement between the participant and the Company.

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